SECURITIES AND EXCHANGE COMMISSION

                         Washington, D. C. 20549



                                 Form 8-K



                              CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of
                    THE SECURITIES EXCHANGE ACT OF 1934


                  Date of Report:  September 20, 1996





                          BLACK HILLS CORPORATION



State of South Dakota       File Number 1-7978       IRS Number 46-0111677





                               625 Ninth Street
                        Rapid City, South Dakota  57709



                 Registrant's telephone number (605) 348-1700

Item 5. OTHER EVENTS


       WYODAK RESOURCES DEVELOPMENT CROP., A SUBSIDIARY OF BLACK
       HILLS CORPORATION, AGREES TO PURCHASE CLOVIS POINT MINE
       PROPERTIES


       Black Hills Corporation ("Company") announced today that its subsidiary, Wyodak Resources Development Corp. ("Wyodak Resources"), has entered into an agreement to purchase a portion of the Clovis Point Mine properties from Kerr-McGee Coal Corporation, subject to the Bureau of Land Management's approval of a logical mining unit which will include the new reserves. The Clovis Point Mine properties are located adjacent to Wyodak Resources' current reserves in Campbell County, Wyoming, and consist of State of Wyoming and federal leased coal reserves and facilities that will allow unit train loadout capabilities.

       Wyodak Resources' current long-term coal contracts result in sufficient annual production that upon approval of the logical mining unit Wyodak Resources will be able to increase its federal and state leased coal reserves from approximately 173 million tons to 300 million tons.

       The purchase price for the acquisition consists of Wyodak Resources' obligation to assume the responsibility for the reclamation of an existing Clovis Point open pit and to pay Kerr-McGee overriding royalties if and when coal is produced from the acquired properties without any obligation of Wyodak Resources to mine the coal.

       Daniel P. Landguth, Chairman, President and Chief Executive Officer of the Company, said, "While the acquisition may give us some opportunities in the short run, we do not anticipate that this acquisition will result in increased coal sales until the market for coal improves. However, the acquisition, along with our long-term coal contracts, presented us an opportunity without any substantial payment of capital to hold increased reserves and, with unit train loadout capabilities, to be better able to acquire additional sales when market conditions allow. The combined reserves will allow the Company to operate more efficiently by having a more contiguous mine plan and by utilizing the existing Clovis Point open pit when Wyodak Resources operations move north of the interstate."

       Wyodak Resources will incur holding costs from this transaction in the $250,000 to $500,000 range, annually.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            BLACK HILLS CORPORATION



                            By /S/ ROXANN R. BASHAM
                            Roxann R. Basham, Corporate
                            Secretary/Treasurer


Dated:  September 20, 1996